Exhibit 99.1
MEDCATH CONTACT:
O. Edwin French
President & Chief Executive Officer
(704) 708-6600
Pamela G. Bailey and Edward R. Casas, M.D. Appointed to MedCath’s Board of
Directors
     CHARLOTTE, N.C. April 7, 2008 – MedCath Corporation (Nasdaq: MDTH) announced today that Pamela G. Bailey and Edward R. Casas have been appointed to its Board of Directors.
     Ms. Bailey, currently President and Chief Executive Officer for Personal Care Products Council, brings significant leadership and health care policy experience to the MedCath Board of Directors. She has served as President and Chief Executive Officer of Advanced Medical Technology Association, a Washington, D.C.-based trade association and the largest medical technology association in the world. In addition, she was founding Chief Executive Officer and President of Healthcare Leadership Council, an association of over 50 health care industry chief executives, and served as President of National Committee for Quality Health Care, a leader and advocate for market-based health care reforms in the national health care debates of the 1990s. She also served in the White House for three United States Presidents: Ronald Reagan, Gerald Ford and Richard Nixon.
     Dr. Casas, currently Managing Director and Co-Head of Navigant Capital Advisors, brings considerable financial and capital markets experience and knowledge to the MedCath Board of Directors. He currently oversees the Investment Banking, Restructuring, Valuation and Transaction Services practice areas that provide advisory support for Navigant clients. He served as a member of Navigant Consulting, Inc.’s (NYSE: NCI) Senior Management Committee. Previously, he was a founding Member and Senior Managing Director of Casas, Benjamin & While, LLC, a leading boutique mergers, acquisitions, private equity and financial restructuring firm. He also served as President and Chief Executive Officer of PrimeCare International, Inc. and as Vice President, Mergers and Acquisitions, for Caremark International, Inc. He served in the United States Navy, U.S. Marine Corps. as a Flight Surgeon.
     “We are extremely pleased to add the experience and leadership of Ms. Bailey and Dr. Casas to our Board of Directors,” said Board Chairman John Casey. “They each possess considerable qualities and attributes that make them ideal directors for MedCath. I welcome them to the Board.”
     The new board members will begin serving immediately. Also, Edward A. Gilhuly has retired from the board. Mr. Gilhuly has been a director since August 1998. In January 2006, Mr. Gilhuly became a member of Sageview Capital LLC. Prior to that, he was an executive of Kohlberg Kravis Roberts and Co., L.P. and a general partner from January 1995, before becoming a member of the limited liability company which serves as the general partner of KKR in January 1996. Mr. Gilhuly was managing director of Kohlberg Kravis Roberts & Co. Ltd., the London-based affiliate of KKR, prior to forming Sageview.
     “Mr. Gilhuly has helped MedCath grow considerably during his nearly 10 years on the Board, and we are incredibly grateful for the insight and leadership he provided,” Casey said.
     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. MedCath owns interests in and operates ten hospitals with a total of 663 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, and Texas. In addition, MedCath and its subsidiary MedCath Partners provide services in diagnostic and therapeutic facilities in various states.